Exhibit 10.11


                 [FLORIDA ATLANTIC SECURITIES CORP. LETTERHEAD]


Friday, May 29, 1998

Ullrich Klamm, Ph.D.
Chairman & CEO
4491 South State Road Seven, Suite 200
Fort Lauderdale, FL 33314


         We understand that the Cancer Treatment Holdings, Inc. ("CTH"), a Nevada corporation, (referred herein as the "Seller") and Greenstar Holdings, Inc. (referred to herein as the "Buyer") proposed to enter into a purchase agreement (referred to herein as the "Purchase Agreement") providing for the sale of substantially all the assets and liabilities of CTH for a total aggregate consideration of $2,810,000 which is to be paid from a deposit of $50,000 made by the Buyer and held in escrow by Ruden, McClosky, Smith, Schuster & Russell, P.A., as escrow agent, $2,260,000 due at closing and an additional deposit, also due at closing, of $50,000, which is to be held in escrow pending the closing on the sale of certain deferred assets specifically indentified in the Purchase Agreement. The terms and conditions of this Transaction are set forth in more detail in the Purchase Agreement.

         You have asked for our opinion, as investment bankers, as to whether the consideration to be recieved by the Seller pursuant to the transaction referred to above is fair to the Seller from a financial point of view, as of the date hereof.

         In connection with our opinion, we have, among other things: (i) reviewed certain business, financial and other data with respect to the Seller, including (a) the consolidated financial statements for recent years and interim periods to February 28, 1997, and (b) certain other relevant financial and operating data relating to the Seller; (ii) reviewed the financial terms and conditions of the Purchase Agreement; (iii) reviewed certain publicly available information concerning the trading of common stock of CTH; (iv) compared the Seller from a financial point of view with certain other companies in the home health care industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the home health care industry; (vi) reviewed and discussed with representatives of the management of the Seller certain information of a business and financial nature regarding the Seller, furnished to us by them, including financial forecasts and related assumptions of the Seller; (vii) made inquiries regarding, and discussed, proposed transactoin and related Purchase Agreement and other matters related thereto with the Seller's counsel and outside accountants; (viii) performed such other analyses and examinations as we have deemed appropriate. We were not provided with any information relating to the Buyer other than that Greenstar Holdings, Inc. was established for the sole purpose of this transaction and that the two known principals, Louis W. Boisert, III, the Chief Financial Officer of CTH and Barry Stark, a consultant to CTH, are both related parties and are not independent, as they are participants on both sides of the transaction. We have relied upon their representations and certain critical documents, including the financial statements and forecasts, which were prepared, at least in part, by them.

In connection with our review, we have not assumed any obligation independently to verify the foregoing information and the information and representations of management, and have relied on its being accurate and complete in all material respects With respect to the financial forecasts for the Seller provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been


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reasonably prepared on bases reflecting the best available estimates and judgements of its management at the time of preparation as to the future financial performance of the Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Seller's assets and liabilities, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us, or since the preparation of the financial forecast which we have relied upon. We have relied on advice of counsel and independent accountants to the Seller as to all legal and financial reporting matters with respect to the Seller and the Purchase Agreement. We have assumed that the transaction will be consummated in a matter that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation of the reasonableness of the financial forecast provided, or the underlying assumptions thereto, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Seller, nor have we been furnished with any such appraisals. We have not been requested to, and do not, express any opinion regarding the tax effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have assumed with your consent that the transaction will be consummated in accordance with the terms described in the Purchase Agreement, including the completion of the deferred assets sales described therein, which is an integral part of the transaction, without any further amendments thereto, without adjustment to the acquisition consideration and without waiver by either the Seller or Buyer of any of the conditions to its obligations thereunder. We have not been requested to, and do not, express any opinion regarding the transaction as it relates to the holders of any debt instruments or promissory notes described within the financial statements of CTH.

         We will recieve a fee for services rendered in connection with our rending of this opinion. We have met with CTH as possible financial advisor in connection with providing future services relating to the disposition of the remaining assets, primarily the public shell corporation, and may be asked to act on their behalf in the future.

         Based upon the foregoing and in reliance thereon, it is our opinion, as qualified herein, that the consideration to be recieved by the Seller pursuant to the transaction is fair to the Seller from a financial point of view, as of the date hereof.

         This opinion is directed to the Chairman of CTH in his connection of the transaction and is not a recommendation to any party. Further, this opinion addresses only the financial fairness of the consideration to the Seller and does not address the relative merits of the transaction and any alternatives to the transaction, the Seller's underlying decision to proceed with or effect the transaction, or any other aspect of the transaction. This opinion may not be used or referred to by the Seller, quoted or disclosed to any person in any manner, without our prior written consent.


Very truly yours,

/s/ ALAN S. PAREIRA
---------------------------
Alan S. Pareira
Chief Executive Officer